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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549



FORM 8-K



CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 30, 1999


CONSOLIDATED NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)



          Delaware                    1-3196               13-0596475

    (State of incorporation)       (Commission            (IRS Employer
                                   File Number)         Identification No.)




         CNG Tower, 625 Liberty Avenue,   Pittsburgh, PA  15222-3199

        (Address of principal executive offices, including zip code)



     Registrant's telephone number, including area code:  (412) 690-1000



                               Not Applicable

       (Former name or former address, if changed since last report.)

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ITEM 5.    OTHER EVENTS


On April 30, 1999, the Board of Directors of Consolidated Natural Gas Company ("CNG") adopted amendments ("Amendments") to the Severance Pay Policy of Consolidated Natural Gas Company and Its Participating Subsidiaries Who Are Not Represented by a Recognized Union (the "Severance Pay Policy"). The Amendments increase the amount of severance pay for most employees by changing the formulas to be used in calculating such pay. Medical coverage for separated employees is also adjusted to increase benefits for those who elect COBRA continuation of medical coverage. The Amendments also extend post-termination life insurance coverage, allow employees to reach their early retirement date during the severance pay period, and allow for certain proration of incentive program benefits.

The enhanced severance benefits under the Severance Pay Policy (the "Enhanced Policy") would be effective pursuant to a special program with respect to future reductions in work force, not involving a change of control of CNG, as designated by the employer. It will apply to the reduction in connection with CNG's current plans to consolidate its regulated business units. The Enhanced Policy would also be effective with respect to reductions in work force following the earliest event triggering a CNG change of control (as defined in the Severance Pay Policy), which includes CNG shareholder approval of a merger, and the Enhanced Policy will continue for a minimum of 2 years following the closing of the transaction which triggered the change of control.

The estimated incremental cost per employee is $47,000. The ultimate total cost of the reduction in work force programs depends on the actual number of employees whose jobs are involuntarily eliminated.

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                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CONSOLIDATED NATURAL GAS COMPANY
                                         ________________________________
                                                   (Registrant)


                                          By        D. M. WESTFALL
                                           ______________________________
                                                   (D. M. Westfall)
                                                Senior Vice President and
May 7, 1999                                      Chief Financial Officer